Execution Version
TRANSITION EMPLOYMENT AND RETENTION AGREEMENT

THIS AGREEMENT is made and entered into on this 16th day of August, 2023, by and between CAMDEN NATIONAL BANK and CAMDEN NATIONAL CORPORATION (together, “CNB”) and GREGORY A. DUFOUR (“Dufour”).

WHEREAS, Dufour currently serves as President and Chief Executive Officer of CNB;

WHEREAS, CNB wishes to: (1) provide for continuity of leadership during the process of integrating Dufour’s successor; (2) facilitate the orderly transition of Dufour’s authority and responsibilities to his successor; and (3) assure Dufour’s continuing executive advisory services to CNB for a period of time thereafter; and

WHEREAS, except as expressly provided herein, nothing in this Agreement shall alter the rights and obligations of the parties under any other agreements to which they are currently parties or under any incentive compensation, deferred compensation, equity compensation, or other plan, program, or arrangement in which Dufour participates as of the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, CNB and Dufour hereby agree as follows:

    1.    Term of Agreement. The term of Dufour’s employment hereunder by CNB will commence on August 16, 2023 (the “Effective Date”) and will continue until March, 31, 2024 (the “Initial Period”); provided that the Initial Period may be extended for additional one-month periods through June 30, 2024 by mutual agreement of the parties (the Initial Period and any subsequent extensions, the “Employment Period”).

    2.    Duties and Responsibilities. CNB shall continue to employ Dufour, and Dufour hereby accepts such continued employment, pursuant to the terms of this Agreement and such employment policies and practices of CNB as are applicable to Dufour. In fulfilling his duties and obligations under this Agreement during the Employment Period, Dufour shall continue to be accountable to the Board of Directors of CNB (the “Board”) and he shall comply with the directives given by the Board from time to time. Without limiting the foregoing, Dufour shall at all times comply with the policies (including employment policies), procedures, and applicable governing documents of CNB, as applicable to Dufour.

        (a)    Transition Period. Dufour will continue to serve as President and Chief Executive Officer of CNB as an at-will employee and will continue to serve on the Board from the Effective Date through the earlier of (i) close of business on December 31, 2023 and (ii) the termination of Dufour’s employment under any of the circumstances provided in Section 4 (such earlier date, the “Transition Date”, and such period, the “Transition Period”). During the Transition Period, Dufour shall continue to devote his full business time and best efforts to the performance of his duties and responsibilities as President and Chief Executive Officer of CNB, consistent with the applicable business practices and operations currently in effect with respect to those positions, and Dufour shall perform such tasks and activities as the Board may reasonably assign in connection with preparations for the transition of responsibilities and authority to Dufour’s successor. Execution of this Agreement by Dufour shall be treated as a resignation from his positions as President and Chief Executive Officer and as a director of the Board as of the Transition Date. Dufour agrees that no further action will be required by Dufour or CNB to make the resignations provided for in this Section 2(a) effective, but Dufour nonetheless agrees to execute any documentation that CNB may reasonably request to confirm it. Notwithstanding any other provisions of this Agreement, the parties intend

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that Dufour shall be treated as having “separated from service”, within the meaning of Treasury Regulation Section 1.409A-1(h), on the Transition Date.

        (b)    Advisory Period. From the Transition Date through the earlier of (i) the conclusion of the Employment Period and (ii) the termination of Dufour’s employment under any of the circumstances provided in Section 4 (such period, the “Advisory Period”), unless Dufour’s employment is terminated prior to the Transition Date under any of the circumstances provided in Section 4, Dufour shall serve in the role of advisor to the individual appointed by the Board to succeed him as President and Chief Executive Officer. In serving as advisor during the Advisory Period, Dufour will continue to be an at-will employee of CNB and will not be an executive of CNB. In addition to such tasks and activities that the Board may reasonably assign to Dufour, Dufour’s duties and responsibilities during the Advisory Period are expected to include the items described on Exhibit A hereto. During the Advisory Period, Dufour shall devote substantial business time and reasonable best efforts to the performance of the services described in this Section 2(b), provided, however, that the level of services that Dufour will perform for CNB during the Advisory Period shall not exceed thirty percent (30%) of his full-time work schedule and bona fide level of services for the thirty-six (36) month period ending on the Transition Date. For the avoidance of doubt, if Dufour’s employment is terminated prior to the Transition Date under any of the circumstances provided in Section 4, then Dufour shall not serve in the role of advisor as provided in this Section 2(b).

    3.    Compensation and Benefits. For all services rendered under this Agreement, Dufour shall receive the compensation and benefits set forth below.

(a)Base Salary; Bonus; Incentive Compensation. During the Employment Period, Dufour shall continue to receive an annual base salary at the rate of Seven Hundred Sixty One Thousand Five Hundred Eighty-Six Dollars and Fifty-Seven Cents ($761,586.57) per annum (“Base Salary”), payable in approximately equal installments in accordance with CNB’s customary payroll practices, as in effect from time to time. Dufour shall continue to be eligible to receive bonus and incentive compensation in respect of the period prior to the Transition Date in accordance with the terms of the bonus and incentive compensation plans and programs in which he participated immediately before the Effective Date. During the Advisory Period, Dufour shall not be eligible to participate in bonus and incentive compensation plans and programs for executives, including the Executive Incentive Program, the Long-Term Incentive Program, the Management Stock Purchase Program or the Executive Deferred Compensation Plan, and is not expected to be granted equity-based awards.

    (b)    Employee Benefits. During the Employment Period, Dufour shall continue to participate in all applicable employee retirement benefit, health and welfare benefit, fringe benefit, and incentive compensation benefit plans, programs, policies or practices provided or applicable to senior executives of CNB, with respect to the Transition Period, and similarly situated employees of CNB, with respect to the Advisory Period, in each case subject to the terms and conditions of such benefit plans and programs as in effect from time to time. Dufour acknowledges and agrees that CNB has the right to amend or terminate any such plans or programs, in its sole discretion, subject to the written terms thereof and limitations of applicable law.

    (c)    Treatment of Performance Share Units and Restricted Share Awards. In exchange for the mutual promises set forth in this Agreement (including, for the avoidance of doubt, Dufour’s execution and non-revocation of the Release and Supplemental Release, as applicable), (i) Dufour’s termination of employment with CNB hereunder, other than in accordance with Section 4(e) (Termination by CNB for Cause),

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shall be considered a “Retirement”, for purposes of the performance share units granted to Dufour in 2021, 2022 and 2023 and (ii) subject to Section 3(d), CNB shall fully accelerate the vesting of any outstanding and unvested restricted share awards granted to Dufour on April 27, 2021, April 26, 2022 and April 25, 2023 as of the earliest to occur of (i) March 31, 2024 and (ii) the date on which Dufour’s employment terminates in accordance with any of Section 4(a) (Termination by CNB other than for Cause), Section 4(b) (Termination by Mutual Agreement) or Section 4(d) (Automatic Termination) (such earliest date, the “Vesting Date”).

    (d)    Release. The accelerated vesting of Dufour’s restricted share awards set forth in Section 3(c)(ii) is conditioned on (i) Dufour’s execution, within thirty (30) days following the Vesting Date, of a customary waiver and release of claims in a form provided by the Company (the “Release”) and such Release not being revoked and becoming effective and enforceable in accordance with its terms, and (ii) if the Vesting Date occurs prior to the date Dufour’s employment terminates, Dufour’s execution, within thirty (30) days following such date of termination, of a supplemental waiver and release of claims in a form provided by the Company (the “Supplemental Release”) and such Supplemental Release not being revoked and becoming effective and enforceable in accordance with its terms.

    (e)    Paid Time Off. During the Employment Period, Dufour shall be entitled to take such time off without reduction in pay as he may be eligible to take under the CNB policies and practices applicable to Dufour and as he and the Chair of the Board determine to be mutually convenient.

    (f)    Expense Reimbursement. Dufour shall be entitled to reimbursement for reasonable expenses incurred by him in the performance of his duties hereunder, including transportation, meals, accommodations, and related expenses for business-related travel, in accordance with the policies and procedures in effect at CNB from time to time applicable to Dufour.

    (g)    Amounts Due Payable to Estate. In the event that any amount due under this Agreement becomes payable to Dufour and Dufour dies before receiving payment of such amount, such payment shall be made to his estate.

    4.    Termination of Employment. Dufour’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a)Termination by CNB other than for Cause. The Board may terminate Dufour’s employment other than for “Cause” (as defined below) at any time by giving written notice to Dufour specifying the date of termination (the “Termination Notice”), which Termination Notice shall be provided no less than thirty (30) days prior to the effective date of termination (the “Notice Period”); provided, however, that CNB shall not be required to give to Dufour a Termination Notice under this Section 4(a) if, in its sole discretion, CNB elects to pay to Dufour his full base salary for the Notice Period and require him to cease employment immediately upon the receipt of the Termination Notice.

(b)Termination by Mutual Agreement. Dufour’s employment may be terminated at any time by written agreement between Dufour and CNB.

(c)Termination by Dufour. Dufour may terminate his employment at any time by giving written notice to the Chair of the Board specifying the date of termination,

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which notice shall be provided no less than thirty (30) days prior to the effective date of termination.

(d)Automatic Termination. Dufour’s employment shall automatically terminate upon the occurrence of either of the following events:

(i)Upon the death of Dufour; or

(ii)Upon the substantial disability of Dufour, which materially impairs Dufour’s ability to perform his duties under this Agreement (“Disability”). Except as may otherwise be required by applicable law, whether Dufour has incurred a Disability (and the date of such Disability) shall be determined in accordance with CNB’s long-term disability insurance policy then in effect and covering Dufour.

(e)Termination by CNB for Cause. The Board may terminate Dufour’s employment for “Cause”, as defined in Section 1.E(a), (b), (c), or (f) of the Camden National Corporation Amended and Restated Change of Control Agreement, dated March 9, 2015, by and between Camden National Corporation and Dufour (the “CIC Agreement”) at any time by communicating to Dufour a written notice of termination (the “Notice of Termination for Cause”), which will specify, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of Dufour’s employment in accordance with this Section 4(e). The failure by CNB to set forth in the Notice of Termination for Cause any fact or circumstance which contributes to a showing of a basis for termination under this Section 4(e) will not waive any right of CNB under this Agreement or preclude CNB from asserting such fact or circumstance in enforcing CNB’s rights hereunder.

    5.    Compensation upon Termination. Upon termination of Dufour’s employment under any of the provisions of Section 4, (a) Dufour shall be entitled to receive any Base Salary accrued but unpaid through the date of termination and (b) any accrued but unpaid bonus and incentive compensation shall be paid as and to the extent provided under the written terms of such bonus and incentive compensation plans and programs, as applicable.

    6.    Severability; Effect of Void Provision. If, for any reason, any provision of this Agreement shall be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and each such other provision shall continue in full force and effect to the fullest extent permitted by law. If CNB or Dufour successfully asserts that any provision in this Agreement is void, the rest of the Agreement will remain valid and enforceable unless the other party to this Agreement elects to cancel it; provided, however, that if CNB asks Dufour to sign a new document containing a legal and enforceable replacement provision in lieu of canceling the Agreement, Dufour shall do so.

    7.    Entire Agreement; No Effect on Other Agreements and Obligations. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, employee, or representative of any party hereto in respect of such subject matter. The parties agree that there were no inducements or representations for the execution of this Agreement except as set forth in writing herein. Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall be construed so as to limit the existing legal obligations of the parties with respect to one another under any agreements to which they are currently parties. For the avoidance of doubt, except as expressly provided under this Agreement, nothing in this Agreement will alter the rights or obligations of the parties under any incentive compensation, deferred compensation, equity compensation, or other plan, program, or

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arrangement in which Dufour participates as of the date hereof (including, without limitation, the CIC Agreement and the Camden National Corporation Supplemental Executive Retirement Program pursuant to the terms of the Camden National Corporation Supplemental Executive Retirement Program Agreement, dated June 8, 2005 and amended and restated February 1, 2008), and, in each case, except as expressly provided under this Agreement, the parties’ obligations and duties thereunder are not in any way modified or superseded by this Agreement.

    8.    Arbitration. The parties agree that any disputes relating to or arising out of this Agreement or Dufour’s employment with CNB (or the separation thereof) will be resolved exclusively in accordance with the terms of Section 8 (Arbitration) of the CIC Agreement, and the parties acknowledge and agree that such Section 8 of the CIC Agreement is hereby incorporated by reference herein.

    9.    Return of Company Property. Dufour shall return to CNB all CNB property, keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, wireless handheld devices, cellular phones, etc.), CNB identification, and any other CNB-owned property otherwise in Dufour’s possession or control, on or promptly following Dufour’s termination of employment, and Dufour shall leave intact, and shall, for so long as Dufour has access, continue to keep intact, all electronic CNB documents in Dufour’s possession or control, including, but not limited to, those that Dufour developed or helped develop during his employment. In the event of any conflict between the provision of this Section 9 and of any applicable employee manual or similar policy of CNB, the provisions of this Section 9 will govern.

    10.    Cooperation. Dufour shall provide reasonable information when requested by CNB about subjects Dufour worked on during his employment with CNB. Dufour further agrees to cooperate fully with CNB to facilitate an orderly transition of job responsibilities to person(s) designated by CNB, and in connection with any claim, investigation, or litigation in which CNB deems that Dufour’s cooperation is needed. Nothing in this Agreement, in the Release or in the Supplemental Release requires Dufour to act in an unlawful manner. For the avoidance of doubt, the term “cooperation” does not mean that Dufour must provide information that is favorable to CNB; it means only that Dufour will provide information within his knowledge and possession upon CNB’s request. The termination of Dufour’s employment or of this Agreement will have no effect on the continuing operation of this Section 10.

    11.    Modification and Amendment. This Agreement can only be changed or modified by another written agreement signed by the parties hereto or their respective successors and legal representatives. No waiver of any provision of this Agreement shall be binding unless reduced to writing and signed by the waiving party. No such waiver of any provision of this Agreement shall waive any other provision of this Agreement or constitute a continuing waiver.

    12.    Section Headings. The Section headings herein are included solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Agreement.

    13.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without regard to its conflict of laws principles.

    14.    Successors and Assigns.

        (a)    CNB. No rights or obligations of CNB under this Agreement may be assigned or transferred except that CNB will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of CNB to expressly assume and agree to perform this Agreement

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in the same manner and to the same extent that CNB would be required to perform it if no such succession had taken place.

        (a)    Dufour. No rights or obligations of Dufour under this Agreement may be assigned or transferred by Dufour other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution.

    15.    Notices and Payments. All payments required or permitted to be made under the provisions of this Agreement, and all notices and other communications required or permitted to be given or delivered under this Agreement, which notices or communications must be in writing, shall be deemed to have been given if delivered or mailed in accordance with the terms of Section 11 (Notices and Payments) of the CIC Agreement, and the parties acknowledge and agree that such Section 11 of the CIC Agreement is hereby incorporated by reference herein; provided that the term “Agreement” shall be deemed to mean this Agreement.

    16.    Compliance with Section 409A of the Code.

        (a)    This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the applicable regulations thereunder, “Section 409A”). Anything in this Agreement to the contrary notwithstanding, if at the time of Dufour’s separation from service within the meaning of Section 409A, CNB determines that Dufour is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any payment or benefit on account of Dufour’s separation from service that Dufour would otherwise be due hereunder within six months after such separation will nonetheless be delayed until the first business day of the seventh month following Dufour’s separation from service date and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restrictions.

        (b)    All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

        (c)    To the extent that any payment or benefit described in this Agreement constitutes “nonqualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon Dufour’s termination of employment, then such payments or benefits shall be payable only upon Dufour’s “separation from service” from CNB within the meaning of Section 409A.

        (d)    The parties intend that this Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation Section 1.409A-3(c)), such provision shall be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement will comply with Section 409A. Each payment pursuant to this Agreement will be treated as a

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separate payment. In no event may Dufour, directly or indirectly, designate the calendar year of payment.

    18.    Withholding Taxes. CNB may withhold from any amounts or benefits payable under this Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.

    19.    Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties hereunder.

    20.    Counterparts. This Agreement may executed in counterparts, each of which when delivered shall be taken to be an original and which shall together constitute one fully executed document. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all of the parties reflected hereon as the signatories. Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

CAMDEN NATIONAL BANK
/s/ Lawrence J. Sterrs
By: Lawrence J. Sterrs
Its: Chair, Board of Directors

CAMDEN NATIONAL CORPORATION
/s/ Lawrence J. Sterrs
By: Lawrence J. Sterrs
Its: Chair, Board of Directors

GREGORY A. DUFOUR
/s/ Gregory A. Dufour

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EXHIBIT A

Select Duties and Responsibilities

Draft Pending Discussion with New CEO

•Finalize 2023 year-end reporting
o10K, Proxy, ESG, etc.
oYear-end audit process, including meetings, etc.

•Investor relations
oSupport 2023 year-end earnings release (January 2024)
oVarious other outreach
oAdvise CEO on investors

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